Exhibit 99.1

NEWS RELEASE

DATE:	December 17, 2008 4:30 p.m. E.S.T
CONTACT:	Archie M. Brown, Jr., President and CEO
MainSource Financial Group, Inc.

MainSource Financial Group Receives Preliminary

Approval to Participate in the Voluntary Capital Purchase Program

Greensburg, Indiana (NASDAQ:  MSFG) – Archie M. Brown, Jr. , President and CEO of MainSource Financial Group announced today that it has received preliminary approval from the U.S. Department of Treasury to participate in the Treasury’s Capital Purchase Program.  The Capital Purchase Program, announced by the U.S. Treasury on October 14, 2008, is a voluntary program under which Treasury will purchase up to $250 billion in senior preferred stock and warrants from qualifying healthy financial institutions.  As a participant in this Program, MainSource can issue to the U.S. Treasury up to $57 million in senior preferred shares and warrants to purchase MainSource common stock in the amount of 15% of the senior preferred.  Receipt of the funding under the Program remains subject to the approval of MainSource’s Board of Directors, acceptance of the terms of the securities purchase agreement and related documents and satisfaction of certain closing conditions.

Mr. Brown stated, “The program is aimed at healthy banks and we are pleased that we have been selected to participate.  MainSource is already well-capitalized, but additional capital would increase our ability to meet the needs of our customers and the communities we serve. It would also benefit our shareholders by providing the capital base for us to expand our market share in a sound manner and build shareholder value.  For these reasons our Board of Directors will continue to consider the possibility of participation and to examine and evaluate the program details.”

He continued, “Over the years, MainSource has remained committed to its core business strategy of community banking which emphasizes working with consumers and owner-managed businesses in the local communities that we serve.  Participation in this program would allow us to expand our services to these communities and allow for growth and opportunity during these challenging economic times.”

MainSource Financial Group, Inc. is a community-focused, financial services holding company with assets exceeding $2.8 billion. The Company operates 85 banking offices through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank-Ohio, Troy, Ohio. The Company's non-banking subsidiaries, MainSource Insurance, LLC and MainSource Title, LLC, provide related financial services.

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